                                                                   Exhibit 10.21

                               Alloy Designs, Inc.
                                  Offer Letter

February 22, 1999

Neil Vogel
5 East 16th Street, #8
New York, NY 10003

Dear Mr. Vogel:

I am very pleased to provide you with the terms and conditions of your employment by Alloy Designs, Inc. (the "Company"). The following sets forth the proposed terms and conditions of our offer to employ you. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be Chief Corporate Development Officer, based out of the Company's main office located in New York City, New York. Your location is subject to change at the discretion of the Company. As the Company's employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company consistent with your position as Chief Corporate Development Officer. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company consistent with your position as Chief Corporate Development Officer. You will report directly to the Chief Executive, Chief Operating and Chief Financial Officers. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence on February 22, 1999. Except as expressly set forth herein, no provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for a specific period of time and you agree that, except as expressly set forth herein, your employment is at-will and either party may terminate the relationship with or without cause on five (5) days prior notice.

3. Compensation and Benefits: Your initial base pay shall be $1,634.62 per week ($85,000 on an annualized basis). This level of base pay will be reviewed at least every six months. In addition, effective upon the date of commencement of employment, the Company will grant you ten year options to purchase an aggregate of 270,000 shares of the Common Stock under the Company's 1997 Employee, Director and Consultant Stock Option Plan, or a successor Plan if established. To the extent permissible under the Internal Revenue Code, such options will be granted as Incentive Stock Options and any options that cannot be granted as Incentive Stock Options will be granted as Non-Qualified Options. The options shall have the following vesting and exercise price ("Strike Price") schedules:
25,000 shares shall vest upon the commencement of employment with the Company with an exercise price per share equal to the price to the public at the closing of the initial public offering of common stock (the "IPO Price"), par value .01 per share (the "Common Stock"), of the Company (the "IPO") before deducting any underwriting commissions or expenses of the offering; an aggregate of 25,000 shares shall vest on the first anniversary of your commencement of employment with the Company with an exercise price per share equal to the IPO Price; 50,000 shares shall vest on the second anniversary of your commencement of employment with the Company with an exercise price per share equal to 120% of the IPO Price; an aggregate of 75,000 shares shall vest on the third anniversary of your commencement of employment with the Company with an exercise price per share equal to 150% of the IPO Price; and an aggregate of 95,000 shares shall vest on the fourth anniversary of your commencement of employment with the Company with an exercise price per share equal to 175% of the IPO Price. If the IPO is not completed prior to January 1, 2000; or if there is a Change of Control prior to the completion of the IPO, as defined in 1997 Employee, Director and Consultant Stock Option Plan, prior to January 1, 2000; or if your employment is terminated without cause prior to January 1, 2000 without an IPO or Change of Control having occurred prior to such termination, the Strike Price of the options will be equal to the following; (i) in the event the Company consummates an equity offering larger than $3 million (the "Equity Financing") other than an IPO, the Strike Price will be equal to the price per share paid by the new equity investor or (ii) if there is no Equity Financing, the Strike Price will be equal to the per share conversion price to be used in conversion of the Series A Preferred Stock issued in November 1998 and February 1999 to common stock.

      In addition to your compensation, you will be entitled to receive the various benefits (pension, stock option, bonus, profit sharing, health, dental, disability, etc.) offered by the Company to its executive officers. These benefits may be modified or changed from time to time at the discretion of the Company but only to the extent the other executive officers are similarly effected. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. Should you ever have any questions, you should ask Sam Gradess, or the Company's Human Resources representative, for a copy of the applicable plan document.

      In the event your employment is terminated by the Company for any reason other than for "cause" (as defined below), all then outstanding options issued to you shall immediately (and without further action by you or the Company) be accelerated and vested in full and be exercisable, and shall remain vested and exercisable for the duration of the term of such Options.

      For purposes hereof, termination for cause shall mean (i) your conviction of or guilty plea to an act of fraud or a to a felony; (ii) your embezzlement, misappropriation or commission of a fraudulent act against the Company; (iii) your material breach, after a reasonable opportunity to cure, of the terms hereof or the Non-Competition and Confidentiality Agreement, as determined by the unanimous consent of Matt Diamond (Chief Executive Officer), Sam Gradess (Chief Financial Officer) and Jim Johnson (Chief Operating Officer); or (iv) your commission of an act causing material harm to the Company as determined by the unanimous consent of Messrs. Diamond, Johnson and Gradess. In the event that at least two of the three previously named officers are not employed at the Company at the time of the termination, termination for cause shall mean your material breach, after notice from the Board of Directors and a reasonable opportunity to cure, of the terms hereof or the Non-Competition and Confidentiality Agreement, or your commission of an act causing material harm to the Company as determined by the Board of Directors. The foregoing definition of "cause" shall take precedence over any other definition of "cause" utilized by the Company, including without limitation the 1997 Employee, Director and Consultant Stock Option Plan.

4. Confidentiality: The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment and your subsequent employment, you are required to sign the Non-Competition and Confidentiality Agreement (the "Agreement") enclosed with this letter.

5. Miscellaneous: This letter, together with the Agreement, constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning it to the Company in the enclosed envelope. This offer will expire on February 22, 1999 unless accepted by you prior to such date.

We are delighted to offer you the opportunity to join our Company, and we look forward to your joining us.

ALLOY DESIGNS, INC.

By:_____________________________________________________
   Samuel A. Gradess -- Director and Corporate Secretary

Accepted and Agreed:

By:____________________________
    Neil Vogel

Date:__________________________


                                       3